January 14, 2011

Via Edgar Transmission

Securities and Exchange Commission

Attn: John Lucas

100 F Street, N.E.

Washington, DC 20549

Re:	Form 10-K for Fiscal Year Ended December 31, 2009
Filed March 31, 2010
Form 10-Q for the Quarter Ended September 30, 2010
Filed November 15, 2010
File No. 001-34574

Dear Mr. Lucas:

Pursuant to a telephone call today with the staff of the Securities and Exchange Commission, we understand that the staff has agreed to grant TransAtlantic Petroleum Ltd. (the “Company”) an extension until Friday, January 28, 2011 to respond to the staff’s comments set forth in its letter dated December 29, 2010, which was just received by the Company today.

Should any members of the staff have any questions, please contact me at the number below.

Very truly yours,

/s/ Jeffrey S. Mecom

Jeffrey S. Mecom
Vice President and Corporate Secretary
TransAtlantic Petroleum Ltd.
Direct Phone Number: (214) 265-4795
Direct Fax Number: (214) 265-4711
Jeff.Mecom@tapcor.com

cc:	Matthew W. McCann, TransAtlantic Petroleum Ltd.
Hilda Kouvelis, TransAtlantic Petroleum Ltd.
Garrett A. DeVries, Haynes and Boone, LLP